Exhibit 99.1

Contacts

Lisa Nadler (lisa.nadler@gartner.com)

203-316-6537

GARTNER ANNOUNCES CLOSING OF SECONDARY OFFERING OF COMMON STOCK BY SILVER LAKE PARTNERS

STAMFORD, Conn. – May 24, 2006 — Gartner, Inc. (NYSE: IT), a leading provider of research and analysis on the global information technology industry, announced today the closing of a secondary offering of 9,500,000 shares of its common stock at $14.75 per share. All of the shares of common stock were sold by Silver Lake Partners, L.P. and its affiliates. Silver Lake may sell an additional 1,425,000 shares if the underwriters exercise their option to purchase additional shares of common stock at any time on or prior to June 17, 2006. Gartner did not receive any proceeds from the sale of the shares of common stock in the offering.

The joint book-running managers for the offering were Goldman, Sachs & Co., JPMorgan and Lehman Brothers, and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC were co-managers for the offering.

Other Purchases from Silver Lake

Gartner also announced the closing of the repurchase, pursuant to a Stock Purchase Agreement, dated as of May 8, 2006, of an aggregate of 1,000,000 shares of common stock from Silver Lake at a purchase price of $14.0494 per share (the price per share in the secondary offering, net of the underwriting discount), for aggregate consideration of approximately $14,049,400. James C. Smith, Chairman of Gartner’s Board of Directors, also purchased an aggregate of 200,000 shares of common stock from Silver Lake at a purchase price of $14.0494 per share. After giving effect to these purchases, and the sale of the 9,500,000 shares in the public offering, Silver Lake’s percentage ownership interest in Gartner’s outstanding shares is approximately 23.9%.

About Gartner

Gartner, Inc. (NYSE: IT) delivers the technology-related insight necessary for its clients to make the right decisions, every day. Gartner serves 10,000 organizations, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company consists of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,700 associates, including approximately 650 analysts and 500 consultants in 75 countries worldwide.

This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, JPMorgan toll-free at 1-866-430-0686 or Lehman Brothers via facsimile at 1-631-254-7268.